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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Commonwealth Bankshares, Inc.:

We consent to the use of our report dated January 13, 2000, with respect to the consolidated balance sheets of Commonwealth Bankshares, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, and to the reference to our firm under the heading "Accountants" in the Prospectus.

Poti, Walton & Associates, PC

Richmond, Virginia
November 20, 2000